John Hunt
 Partner
 T +1 617 338 2961
 M +1 617 549 4045
 jhunt@sullivanlaw.com

November 19, 2020

The Trustees of High Income Securities Fund
c/o US Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, Wisconsin 53202

Re:         High Income Securities Fund
Registration Statement on Form N-2

Ladies and Gentlemen:

You have requested our opinion, as special Massachusetts counsel to High Income Securities Fund (the “Trust”), a trust with transferable shares established under Massachusetts law pursuant to an Amended and Restated Agreement and Declaration of Trust dated September 19, 2014, as amended to date (the “Declaration of Trust”), as to certain matters of Massachusetts law relating to the issuance, offer and sale of non-transferrable rights (“Rights”) to the Trust’s holders of record of shares of beneficial interests without par value in the Trust (“Shareholders”), which Rights purportedly will allow Shareholders to subscribe for new shares of beneficial interests of the Trust without par value (the “Shares,” and together with the Rights, the “Securities”).  We understand that our opinion is requested in connection with the filing by the Trust with the Securities and Exchange Commission (the “SEC”) a pre-effective amendment no. 1 (the “Amendment”) to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and an amendment to the Trust’s Registration Statement under the Investment Company Act of 1940, as amended (as amended, the “Registration Statement”).

For purposes of rendering the opinions stated herein, we have examined and are familiar with the Declaration of Trust, and we have reviewed the forms of the prospectus (the “Prospectus”) and statement of additional information (the “SAI”) contained in the Registration Statement, as well as records of the actions taken by yourselves as the Trustees of the Trust (the “Resolutions”) to (a) authorize and approve the preparation and filing of the Amendment, and (b) authorize the issuance, offer, and sale of the Securities pursuant to the Registration Statement, certified as of the date hereof by an officer of the Trust, certificates of officers of the Trust and of public officials as to matters of fact relevant to such opinions, and such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of giving such opinions.  We call to your attention that, in doing so, we have assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, and the conformity to the originals of documents submitted to us as copies, which we have not independently verified.

Our opinion in paragraph 1 below with respect to the valid existence of the Trust in Massachusetts is based solely on a certificate to such effect issued by the Secretary of the Commonwealth of Massachusetts.  In addition, our opinion in paragraph 4 is qualified to the extent that enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including any state or federal law in respect of fraudulent transfers).

The Trustees of High Income Securities Fund	-2-	November 19, 2020

Based upon and subject to the foregoing, we hereby advise you that, in our opinion, under the laws of Massachusetts:

1.	The Trust is validly existing as a trust with transferable shares of the type commonly called a Massachusetts business trust.

2.	The Trust is authorized to issue an unlimited number of shares of beneficial interest without par value.

3.
Upon the effectiveness of the Amendment, the issuance of the Shares by the Trust will be duly authorized and, when issued and paid for in accordance with the Registration Statement, the Prospectus and the Resolutions, will be validly issued, fully paid and non-assessable by the Trust.

4.
Upon the effectiveness of the Amendment, the issuance of the Rights will be duly authorized and, when issued in accordance with the Prospectus and the Resolutions, will constitute valid and legally binding obligations of the Trust.

This letter expresses our opinions as to the provisions of the Declaration of Trust and the laws of Massachusetts applying to business trusts generally, but does not extend to the Massachusetts Securities Act, or to federal securities or other laws.

This opinion is limited to the present laws of The Commonwealth of Massachusetts (as such laws are applied by courts located in Massachusetts) and to the present judicial interpretations thereof and to the facts as they presently exist.  We express no opinion with respect to, or as to the effect of the laws of, any other jurisdiction.

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur. This opinion letter should be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law, as published in 53 Business Lawyer 831 (May 1998).

This opinion is solely for the benefit of the Trust and its shareholders and may not be otherwise quoted or relied upon by any person or entity without our prior express written consent.

*      *     *

The Trustees of High Income Securities Fund	-3-	November 19, 2020

We consent to your filing this letter with the SEC as an exhibit to the Amendment, but we do not thereby concede that we come within the class of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP